Exhibit 2.2

Registered Certificate No.: [*]

AIX INC.

(Incorporated under the laws of the Cayman Islands)

SHARE CERTIFICATE

PRINCIPAL REGISTER: THE CAYMAN ISLANDS

THIS IS TO CERTIFY THAT THE UNDER-MENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID AND NONASSESSABLE CLASS A ORDINARY SHARES, WITH PAR VALUE OF US$0.001 PER SHARE AS DETAILED BELOW IN THE CAPITAL OF THIS COMPANY, SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.

[*]	NUMBER OF CLASS A -[*]-
[*]	ORDINARY SHARES:

GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON [*], 2025

For and on behalf of Suntera (Cayman) Limited

As the Share Registrar for AIX INC.

No transfer of any of the Shares comprised in this Certificate will be recognised without the production of this Certificate.